Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-289253) of Lake Shore Bancorp, Inc. of our report dated March 17, 2026, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Lake Shore Bancorp, Inc. for the year ended December 31, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 17, 2026